 EXHIBIT 10.4

Restrictive Covenant Agreement

Celanese Corporation, its Subsidiaries and its Affiliates, (“Employer”), and James S. Alder, his/her heirs, executors, administrators, successors, and assigns (“Executive”), agree that:

1.	Last Day of Employment (“Departure Date”). Executive is retiring and the last day of employment with Celanese is: October 31, 2011.

2.
Non-competition/Non-solicitation.  Executive acknowledges and recognizes the highly competitive nature of the business of the Employer. Without the express written permission of the Employer, for a period of two (2) years, following the Departure Date (the “Restricted Period”), Executive acknowledges and agrees that he/she will not: (i) directly or indirectly solicit sales of like products similar to those produced or sold by the Employer; (ii) directly engage or become employed in a function with like responsibilities as at the Employer with any business that competes with the business of the Employer, including but not limited to: direct sales, marketing, or manufacturing research and development or product development for a producer of products similar to those produced or licensed by the Employer; or (iii) for a period of two (2) years from the departure date, directly or indirectly solicit or hire employees of the Employer for employment. Provided however, that nothing in this provision shall restrict Executive from owning solely as an investment, publicly traded securities of any company which is engaged in the business of the Employer, if Executive (i) is not a controlling person of, or a member of a group which controls; and (ii) does not, directly or indirectly, own 5% or more of any class of securities of any such company.

3.
Confidentiality. Executive and Employer agree not to disclose any information regarding the existence or substance of this Agreement, except to his spouse, tax advisor, and an attorney with whom Executive chooses to consult regarding his consideration of this Agreement.

Executive agrees and recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Employer or any of its subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, Executive lists or information, information regarding product development, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Employer at any time unless and until such knowledge or information is in the public domain through no wrongful act by Executive. Executive further agrees not to divulge to anyone (other than the Employer or any persons employed or designated by the Employer), publish or make use of any such Confidential Information without the prior written consent of the Employer, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.

4.
Future Cooperation after Departure Date.  After departure, Executive agrees to make       reasonable efforts to assist the Employer including but not limited to: assisting with transition duties, assisting with issues that arise after departure of employment and assisting with the defense or prosecution of any lawsuit or claim.  This includes but is not limited to responding to telephone calls, providing deposition testimony, attending hearings and testifying on behalf of the Employer.  The Company will reimburse Executive for reasonable time and expenses in connection with any future cooperation after the Departure Date.  Time and expenses can include loss of pay or using vacation time at a future employer.  The Employer shall reimburse the Executive within 30 days of remittance by Executive to the Employer of such time and expenses incurred, but in no event later than the end of the Executive’s tax year following the tax year in which the Executive incurs such time and expenses and such reimbursement obligation shall remain in effect for five years and the amount of expenses eligible for reimbursement hereunder during Executive’s tax year will not affect the expenses eligible for reimbursement in any other tax year.

5.
Consideration. Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Section 409A of the Internal Revenue Service Code. In consideration for signing this Agreement and compliance with the promises made herein, Employer and Executive agree:

a.
Long Term Equity Awards. The Employer will fulfill its obligations to Executive pursuant to the terms of the outstanding equity award agreements. The Employer and Executive agree that the specific equity awards for which the Executive is eligible are set forth on Exhibit A. The Employer further agrees that

i.
The Executive shall be entitled to receive a pro rata portion of all outstanding time-vesting and performance-vesting Restricted Stock Units (RSUs), determined by the Departure Date, with the remaining portion being forfeited, and with such pro rata portion to vest and settle as of the original vesting dates, subject to any performance adjustments and hold requirements specified in such awards, and

ii.
The Executive shall be entitled to continued vesting of the Executives October 2010 stock option award, and shall be entitled to exercise stock options from the applicable vesting date through the stated award expiration date, subject to  hold requirements. The terms of all remaining stock option awards are unaffected by this agreement.

b.
Company Benefit Plans. Healthcare & dental coverage and all other normal company programs (e.g. life insurance, LTD, 401K contributions, etc.) will continue until the last day of the month in which Executive departs, according to their current health & dental plan elections.

c.	Pension & Retiree Health Care Plan. If Executive is eligible, the Employer will fulfill its obligations according to the terms of the respective Plans.

d.
 Voluntary Resignation. Executive agrees to voluntarily resign from the Employer effective on the Departure Date.  Effective as of the close of business on such Departure Date, Executive will resign from all positions he holds as a corporate officer of the Company and subsidiaries and Affiliates (including without limitation any positions as an officer, executive and/or director), and from all positions held on behalf of the Company (e.g., external board memberships, joint venture boards, internal committee positions).

e.
 Return of Company Property. Executive will surrender to Employer on the Departure Date, all company materials, including, if applicable, but not limited to his/her company car, laptop computer, phone, credit card, calling cards, etc.  Executive will be responsible for resolving any outstanding balances on the company credit card.

6.
No Consideration Absent Execution of this Agreement. Executive understands and agrees that he/she would not receive the consideration specified in Paragraph “2” above, except for the execution of this Agreement and General Release and the fulfillment of the promises contained herein.

7.
General Release of Claims. Executive knowingly and voluntarily releases and forever discharges, to the full extent permitted by law the Employer of and from any and all claims, known and unknown, asserted and unasserted, Executive has or may have against Employer as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;
•	The Civil Rights Act of 1991;
•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•	The Employee Retirement Income Security Act of 1974, as amended;
•	The Immigration Reform and Control Act, as amended;
•	The Americans with Disabilities Act of 1990, as amended;
•	The Age Discrimination in Employment Act of 1967, as amended;
•	The Workers Adjustment and Retraining Notification Act, as amended;
•	The Occupational Safety and Health Act, as amended;
•	The Wall Street Reform Act of 2010 (Dodd-Frank)
•	The Family Medical Leave Act of 1993
•	The Sarbanes-Oxley Act of 2002;
•	The Texas Civil Rights Act, as amended;
•	The Texas Minimum Wage Law, as amended;
•	Equal Pay Law for Texas, as amended;
•
Any other federal, state or local civil or human rights law, including but not limited to any other local, state or federal law, regulation or ordinance in Texas, or any law, regulation or ordinance of a foreign country, including but not limited to the People’s Republic of China, Federal Republic of Germany and the United Kingdom.

•	Any public policy, contract, tort, or common law.
•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

8.
Affirmations. Executive affirms that he/she has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form. Provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), or a charge or complaint under the Wall Street Reform Act of 2010 subject to the restriction, that if any such charge or complaint is filed, Executive agrees not to violate the confidentiality provisions of this Agreement and Executive further agrees and covenants that should he/she or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge or claim with the EEOC, the Securities and Exchange Commission (“SEC”), any other governmental body, civil action, suit or legal proceeding against the Employer involving any matter occurring at any time in the past, Executive will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.

Executive further affirms that he/she has reported all hours worked as of the date of this         Agreement and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he/she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him/her, except       as provided in this Agreement and General Release. Executive furthermore affirms that he/she has no known workplace injuries or occupational diseases.

9.
Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state in which Executive was employed on the Departure Date without regard to its conflict of laws provision.  In the event the Executive or Employer breaches any provision of this Agreement, Executive and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

10.
Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

11.
Non-Disparagement.  Executive agrees not to disparage, or make disparaging remarks or send any disparaging communications concerning, the Employer, its reputation, its business, and/or its directors, officers, managers. Likewise the Employer’s senior management agrees not to disparage, or make any disparaging remark or send any disparaging communication concerning Executive, his/ her reputation and/or business.

12.
Injunctive Relief. Executive agrees and acknowledges that the Employer will be irreparably harmed by any breach, or threatened breach by him of this Agreement and that monetary damages would be grossly inadequate. Accordingly, he agrees that in the event of a breach, or threatened breach by him of this Agreement the Employer shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies at law or equity.

13.
Review Period. Executive is hereby advised that he/she has up to forty-five (45) calendar days to review this Agreement and to consult with an attorney prior to execution of this Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original forty-five (45) calendar day consideration period.

14.
Revocation Period. In the event that Executive elects to sign and return to the Employer a copy of their Agreement, he/she has a period of seven (7) days (the “Revocation Period”) following the date of such return to revoke this Agreement, which revocation must be in writing and delivered to the Employer within the Revocation Period. This Agreement will not be effective or enforceable until the expiration of the Revocation Period.

15.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

16.
Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Employer to the Executive. Executive acknowledges that he/she has not relied on any representations, promises, or agreements of any kind made to him/her in connection with the decision to accept this Agreement, except for those set forth in this Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that the Equity Agreements and the Long Term Incentive Award Claw Back Agreement executed by Executive shall remain in full force and effect, except as such Equity Agreements are modified by this Agreement.

17.
HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “5” ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE/SHE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

Celanese Corporation
By:/S/ James S. Alder	By: /S/ David N. Weidman

Date: September 7, 2011	Date: September 7, 2011

EXHIBIT A

2009 Restricted Stock Units
Vesting Period	Target Award	Prorated Amount	Timing of Payment
2009 Performance RSU Award: (1)
12/2/2009 - 9/30/2012	16,000	10,824	Oct. 2012
2009 Time Vested RSUs: (2)
10/1/2009 - 10/1/2012	6,400	4,445	Oct. 2012

2010 Restricted Stock Units
Vesting Period	Target Award	Prorated Amount	Timing of Payment
2010 Performance RSU Award: (3)
12/1/2010 - 9/30/2013	17,890	5,788	Oct. 2013
2010 Time Vested RSUs: (4)
10/1/2010 - 10/1/2012	2,684	1,454	Oct. 2012
10/1/2010 - 10/1/2013	3,578	1,293	Oct. 2013

2010 Stock Options (5)
Grant Date	Options Granted	Prorated Amount	Exercisable until:
10/1/2010 - 10/1/2012	4,757	4,757	10/1/2017
10/1/2010 - 10/1/2013	4,757	4,757	10/1/2017
10/1/2010 - 10/1/2014	4,759	4,759	10/1/2017

Treatment of outstanding awards:
(1)  2009 PRSUs – pro rate on termination date and distribute on original vesting date (October 2012) as adjusted for performance
(2)  2009 Time RSUs - pro rate on termination date and distribute on original vesting dates (October 2012)
(3)  2010 PRSUs - pro rate on termination date and distribute on original vesting date (October 2013) subject to holding requirement (7-years from grant date per agreement)
(4)  2010 Time RSUs - pro rate on termination date and distribute on original vesting date (October 2012 and October 2013) subject to holding requirement (7-years from grant date per agreement)
(5) Outstanding stock options will be exercisable to the extent described in the Award Agreement and subject to holding requirement (1-year from the date of exercise)